UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 07, 2012

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS
OF CERTAIN OFFICERS.

On February 8, 2012, Stephen P. MacMillan resigned as Chairman, President and Chief Executive Officer of the Company, effective immediately. The Company and Mr. MacMillan are discussing the specific terms of a separation agreement with Mr. MacMillan, which will be publicly disclosed at such time as agreement is reached.
Curt R. Hartman, age 48, has been named Interim Chief Executive Officer. Mr. Hartman continues to serve as the Company's Vice President and Chief Financial Officer, a position he has held since April 2009. Prior to that, Mr. Hartman was Vice President, Finance from December 2008 and President of Stryker Global Instruments from 2006. As additional compensation for his services as Interim Chief Executive Officer, Mr. Hartman's annual salary of $517,500 as Vice President and Chief Financial Officer will be increased to the annual rate of $750,000 for as long as he serves as Interim Chief Executive Officer and his target 2012 target bonus of $388,125 will be increased to $750,000, with the actual bonus payment being prorated based on the period during which he serves as Interim Chief Executive Officer.
William U. Parfet, who has served as Lead Independent Director of the Company's Board of Directors since 2004 has been appointed Non-Executive Chairman.
Art Hartman, the Vice President, Regulatory Affairs and Quality Assurance Business Integration of the Company, is the brother of Curt Hartman. Art Hartman has been employed by the Company in various capacities since 1994 and has held his current position since December 27, 2010. During 2011, Art Hartman's salary was $222,000, his bonus was $69,300, he was awarded a stock option to purchase 3,125 shares of our Common Stock and 1,041 restricted stock units and he received other benefits generally available to our U.S.-based employees in similar roles. The Audit Committee of the Board of Directors approved Art Hartman's continued employment at its February 2012 meeting.
On February 8, 2012, the Company issued a press release announcing the management changes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1 Press release dated February 8, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

February 13, 2012	/s/ TONY M. MCKINNEY
Date	Tony M. McKinney
Vice President, Chief Accounting Officer